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                                                                     EXHIBIT 4.8

                                   LOCK-UP LETTER AGREEMENT

Spanish Broadcasting System, Inc.
3191 Coral Way
Suite 805
Miami, Florida 33145

Dear Sirs:

               Spanish Broadcasting System, Inc., or its successor or assign (the "Company"), Rodriguez Communications, Inc. ("RCI"), Viva Broadcasting, LLC ("Viva"), Elias Liberman, Julio D. Liberman and Jason J. Liberman (Viva and the Libermans, collectively the "Libermans") have entered into a Release and Termination Agreement, dated as of May 6, 2000 (the "Release Agreement"). In connection with the Release Agreement and as designees of the Libermans thereunder, each of the undersigned shall receive shares of Common Stock (as defined below) of the Company.

               In consideration of the execution of the Release Agreement by the Company and for other good and valuable consideration, each of the undersigned hereby irrevocably agrees that, without the Company's prior written consent, each of the undersigned will not, directly or indirectly, for the time periods set forth below, (1) publicly offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future
of) any shares of the Company's Class A Common Stock, par value $.0001 per share (the "Common Stock") transferred or to be transferred, directly or indirectly, to the undersigned as designees of the Libermans, in connection with the Release Agreement or (2) enter into any swap or other derivatives transactions that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, except in accordance with the terms of this Lock-Up Letter Agreement (this "Agreement") (clause (1) and (2) collectively, the "Prohibited Transfers"). Notwithstanding the foregoing Prohibited Transfers, the undersigned may offer for sale, sell, pledge or dispose of its and/or their shares of Common Stock in the Company at any time after issuance of the Common Stock (as provided for in the Release Agreement), in a private transaction on the condition that the recipient of the shares of Common Stock agrees to be bound by the terms of the lock-up provisions outlined in the following paragraph.


               Each of the undersigned agree that they shall not effect a Prohibited Transfer (i) with respect to 6% of the aggregate Common Stock held by any of the undersigned, until the Closing Date (as defined in the RCI Stock Purchase Agreement) has passed, (ii) with respect to 14% of the aggregate Common Stock held by any of the undersigned, until March 15, 2001 has passed, (iii) with respect to 40% of the aggregate Common Stock held by any of the undersigned, until the first anniversary of the Closing Date has passed, and
(iv) with respect to 40% of the


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aggregate Common Stock held by any of the undersigned, until the second anniversary of the Closing Date has passed.

               In furtherance of the foregoing, you and your Transfer Agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

               Each of the undersigned hereby represent and warrant that each of the undersigned has full power and authority to enter into this Agreement and that, upon request, each of the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of any of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of any of the undersigned.

                                             Very truly yours,

                                             The Julio and Ida Liberman Trust
Date: November 10, 2000

                                             By:  /s/  Julio D. Liberman
                                                -------------------------
                                                Name:  Julio D. Liberman
                                                Title: Trustee


                                             The Elias and Miriam Liberman Trust


                                             By:  /s/  Elias Liberman
                                                -------------------------
                                                Name:  Elias Liberman
                                                Title: Trustee




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